Exhibit 99.1

News Release

Worldwide Press Office:

Tel: 312.997.8640

United Airlines Reports January 2010 Operational Performance

CHICAGO, Feb. 8, 2010 – United Airlines today reported its preliminary consolidated traffic results for January 2010. Total consolidated revenue passenger miles (RPMs) increased in January by 2.4% on a decrease of 2.0% in available seat miles (ASMs) compared with the same period in 2009. This resulted in a reported January 2010 consolidated passenger load factor of 78.5%, an increase of 3.4 points compared to 2009.

For January 2010, United reported a US Department of Transportation on-time arrival rate of 83.6%.

For January 2010, consolidated passenger revenue per available seat mile (PRASM) is estimated to have increased 9.5% to 11.5% year over year. Consolidated PRASM is estimated to have increased 2.0% to 4.0% for January 2010 compared to January 2008. Given the significant volatility in the revenue environment in 2009, management believes investors will find the year-over-two-year comparison to be useful.

Shown below are the year-over-year PRASM changes each month in the first quarter of 2009 for United along with a comparison to the combined Air Transport Association (ATA) carriers. Additional historical data can be found in the table at the end of this release.

	United’s 2009 Consolidated PRASM Increase/Decrease vs. 2008	Higher/Lower than Industry (ATA) including fees
January 2009	-6.7%	-4.0 points
February 2009	-11.2%	-3.4 points
March 2009	-15.0%	-1.2 points
First Quarter 2009	-11.1%	-2.7 points

Average January 2010 mainline fuel price, including gains or losses on settled fuel hedges and excluding non-cash mark-to-market fuel hedge gains and losses, is estimated to be $2.22 per gallon for the month. Including non-cash, mark-to-market fuel hedge gains and losses, the estimated fuel price is $3.12 for the month.

About United

United Airlines, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), operates approximately 3,300** flights a day on United and United Express to more than 230 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 1,077 destinations in 175 countries worldwide. United’s 46,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

News Release

REVENUE PASSENGER MILES (‘000)*
	January 2010	January 2009	Change
North America	4,201,748	4,269,378	-1.6%

Pacific	1,798,877	1,816,011	-0.9%
Atlantic	1,315,151	1,230,230	6.9%
Latin America	326,074	333,506	-2.2%

Total International	3,440,102	3,379,747	1.8%

Total Mainline	7,641,850	7,649,125	-0.1%

Regional Affiliates	1,126,938	917,675	22.8%

Total Consolidated	8,768,788	8,566,800	2.4%

AVAILABLE SEAT MILES (‘000)*

North America	5,364,637	5,540,641	-3.2%

Pacific	2,106,664	2,355,115	-10.5%
Atlantic	1,715,454	1,707,637	0.5%
Latin America	400,242	456,028	-12.2%

Total International	4,222,360	4,518,780	-6.6%

Total Mainline	9,586,997	10,059,421	-4.7%

Regional Affiliates	1,584,546	1,341,974	18.1%

Total Consolidated	11,171,543	11,401,395	-2.0%

LOAD FACTOR*

North America	78.3%	77.1%	1.2 pts

Pacific	85.4%	77.1%	8.3 pts
Atlantic	76.7%	72.0%	4.7 pts
Latin America	81.5%	73.1%	8.4 pts

Total International	81.5%	74.8%	6.7 pts

Total Mainline	79.7%	76.0%	3.7 pts

Regional Affiliates	71.1%	68.4%	2.7 pts

Total Consolidated	78.5%	75.1%	3.4 pts

REVENUE PASSENGERS BOARDED (‘000)*

Mainline	4,024	4,220	-4.6%
Regional Affiliates	2,021	1,730	16.8%

Total Consolidated	6,045	5,950	1.6%

CARGO TON MILES (000)*

Freight	123,487	88,372	39.7%
Mail	17,636	18,575	-5.1%

Total Mainline	141,123	106,947	32.0%

*	Includes Scheduled and Charter Operations. Regional Affiliates results only reflect flights operated under capacity purchase agreements.

News Release

Historical PRASM Data

	Consolidated	Year-Over-Year
	PRASM	Change
January 2008		13.3%
February 2008		7.6%
March 2008		4.8%
First Quarter 2008	11.09 ¢/ASM	8.3%

April 2008		4.6%
May 2008		5.5%
June 2008		2.0%
Second Quarter 2008	12.39 ¢/ASM	3.9%

July 2008		3.8%
August 2008		5.8%
September 2008*		6.0%
Third Quarter 2008*	13.02 ¢/ASM	5.2%

October 2008		8.5%
November 2008		-0.6%
December 2008		-2.2%
Fourth Quarter 2008	11.96 ¢/ASM	2.1%

January 2009		-6.7%
February 2009		-11.2%
March 2009		-15.0%
First Quarter 2009	9.86 ¢/ASM	-11.1%

April 2009		-14.2%
May 2009		-17.6%
June 2009		-19.5%
Second Quarter 2009	10.26 ¢/ASM	-17.2%

July 2009		-14.9%
August 2009		-15.1%
September 2009		-14.2%
Third Quarter 2009	11.10 ¢/ASM	-14.7%

October 2009		-11.3%
November 2009		-4.4%
December 2009		1.5%
Fourth Quarter 2009	11.34 ¢/ASM	-5.2%

*Excludes special items

Non-GAAP Reconciliations

January 2010
Mainline fuel price per gallon excluding non-cash, net mark-to-market gains and losses	$2.22
Add: Non-cash, net mark to market gains and losses per gallon	$0.90

Mainline fuel price per gallon	$3.12

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